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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of Atmel Corporation on Form S-8 (File Nos. 33-39925, 33-93662 and 333-15823) of our report dated January 15, 1998 on our audit of the consolidated financial statements of Atmel Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report has been incorporated by reference from the 1997 Annual Report to Shareholders of Atmel Corporation and our report dated January 15, 1998, on our audit of the consolidated financial statement schedule which report is included in this Annual Report on Form 10-K.



                                                   /s/ Coopers & Lybrand L.L.P.



San Jose, California
March 27, 1998